Edwards Lifesciences Corporation One Edwards Way Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact: Sarah Huoh, 949-250-5070
Investor Contact: David K. Erickson, 949-250-6826

EDWARDS ANNOUNCES BOARD CHANGE

IRVINE, Calif., July 30, 2015 - Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today announced that Robert A. Ingram has retired from the company’s Board of Directors.
“Bob is an ardent champion for innovation in the lifesciences industry, and it has been a true privilege to have him on Edwards’ board as we pursue our focused innovation strategy,” said Michael A. Mussallem, Edwards’ chairman and CEO. “Bob has provided a valuable perspective to our board, drawing on his experience and extensive relationships as a global leader for the pharmaceutical industry. We are deeply grateful for his years of service, his focus on patients and his thoughtful guidance to Edwards, and wish him all the best in the future.”
Ingram joined Edwards’ board in 2003 and has chaired the Compensation and Governance Committee, as well as served on the Audit Committee.
About Edwards Lifesciences
Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring, enabling them to save and enhance lives. Additional company information can be found at edwards.com.
Edwards, Edwards Lifesciences and the stylized E logo are trademarks of Edwards Lifesciences Corporation.

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